SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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MEDICIS PHARMACEUTICAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing proxy statement, if other than the Registrant)

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PROPOSAL 1: ELECTION OF DIRECTORS
DIRECTORS, DIRECTOR NOMINEES AND EXECUTIVE OFFICERS
Committees and Meetings
Director Compensation
PROPOSAL 2: APPROVAL OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
AUDIT COMMITTEE REPORT*
EXECUTIVE COMPENSATION
Summary Compensation Table
STOCK OPTIONS
Options Granted in the Last Fiscal Year
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
Equity Compensation Plan Information
STOCK OPTION AND COMPENSATION COMMITTEE REPORT*
Stock Price Performance
Section 16(a) Beneficial Ownership Reporting Compliance
EXECUTIVE EMPLOYMENT AGREEMENTS AND OTHER RELATIONSHIPS
Executive Retention Plan
Senior Executive Restricted Stock Plan
Compensation Committee Interlocks and Insider Participation
Employment Agreement
OTHER MATTERS
Shareholder Proposals
Voting Rights and Revocability of Proxies
Annual Report and Annual Report on Form 10-K
Other Matters
EXHIBIT A AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
Exhibit B Audit Committee Charter

NOTICE OF
2003 ANNUAL MEETING OF SHAREHOLDERS
November 19, 2003

Dear Fellow Shareholder:

     You are cordially invited to attend the 2003 Annual Meeting of Shareholders of Medicis Pharmaceutical Corporation. The meeting will be held at The Phoenician, 6000 East Camelback Road, Scottsdale, Arizona, on Wednesday, November 19, 2003. The meeting will begin at 9:30 a.m. local time. Our Board of Directors called this meeting for the following purposes:

1.	To elect two directors for a term of three years;

2.	To approve an Amended and Restated Certificate of Incorporation that increases the number of authorized shares of Class A common stock from 50,000,000 shares to 150,000,000;

3.	To ratify the appointment of Ernst & Young LLP as independent auditors for our fiscal year ending June 30, 2004; and

4.	To transact such other business as may properly come before the meeting and any adjournments. We are currently unaware of any additional business to be presented at the meeting.

     You must own shares at the close of business on October 10, 2003 to vote at the meeting.

     In order that your shares may be represented at the meeting in case you are not personally present, please complete, sign and date the enclosed proxy/voting card and return it as soon as possible in the enclosed addressed envelope. If you attend the meeting, you may vote your shares in person, even if you have signed and returned the proxy card.

Sincerely,
/s/ Mark A. Prygocki, Sr.
Mark A. Prygocki, Sr. Executive Vice President, Chief Financial Officer, Corporate Secretary and Treasurer
October , 2003

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
November 19, 2003

     The annual meeting of shareholders of Medicis Pharmaceutical Corporation (“Medicis” or the “Company”) will be held on Wednesday, November 19, 2003, at 9:30 a.m. local time, at The Phoenician, 6000 East Camelback Road, Scottsdale, Arizona. This proxy statement and the accompanying form of proxy is being mailed beginning October      , 2003 in connection with the solicitation of proxies by the Board of Directors for use at the annual meeting. This proxy statement contains important information for you to consider when deciding how to vote on matters brought before the meeting. Please read it carefully.

     Medicis will bear the cost of soliciting the proxies, including the charges and expenses of brokerage firms and others that forward the proxy material to beneficial owners of our stock. Proxies may be solicited by mail, facsimile, telephone, e-mail or personal communications.

     The close of business on October 10, 2003, has been fixed as the “record date” for the annual meeting. If you were a shareholder at that time, you are entitled to notice and may vote at the meeting. On the record date, we had 31,395,187 shares of Class A common stock and 379,016 shares of Class B common stock outstanding. Each share of Class A common stock outstanding on the record date is entitled to one vote on each matter of business considered at the meeting. Each share of Class B common stock outstanding on the record date is entitled to ten votes on each matter of business considered at the meeting. A majority of the voting power of the outstanding capital stock entitled to vote at the meeting shall constitute a quorum. If you want to vote in person at the annual meeting, and you hold your Medicis stock through a securities broker (that is, in street name), you must obtain a proxy from your broker and bring that proxy to the meeting.

     Unless you tell us on your proxy card to vote differently, we will vote “FOR”

(i)	the director nominees named in this proxy statement;

(ii)	the approval of an Amended and Restated Certificate of Incorporation that increases to 150,000,000 the number of authorized shares of Class A common stock; and

(iii)	the appointment of Ernst & Young LLP as independent auditors.

     You may revoke your proxy by sending in a new proxy card with a later date or by sending written notice of revocation to our corporate secretary at the address in the paragraph below. If you attend the meeting, you may revoke in writing previously submitted proxies and vote in person.

     Our headquarter offices are located at 8125 North Hayden Road, Scottsdale, Arizona 85258-2463.

PROPOSAL 1: ELECTION OF DIRECTORS

     At the meeting, two directors will be elected to serve a three-year term, which is scheduled to expire at the close of our annual meeting in 2006. The shares represented by the enclosed proxy will be voted to elect as directors the nominees named below, unless a vote is withheld for an individual nominee. If a nominee cannot or will not serve as a director (which events are not anticipated), the shares represented by the enclosed proxy may be voted for another person as determined by the holder of the proxies.

Board Structure

     Our Board of Directors currently has eight members. The directors are divided into three classes. At each annual meeting, the term of one class expires. Directors in each class serve a term of three years. The class of directors with a term expiring at the conclusion of this annual meeting consists of two directors.

Board Nominees

     The Board of Directors has nominated Arthur G. Altschul, Jr. and Philip S. Schein, M.D. for re-election as directors. Each director nominee would serve a three-year term expiring at the close of our 2006 annual meeting. Mr. Altschul and Dr. Schein are currently directors of Medicis. Biographical information on each of the nominees is furnished below under “Directors, Director Nominees and Executive Officers.”

Vote Required

     The two nominees receiving the highest number of votes cast at the meeting will be elected to serve for a term of three years, or until their successors are duly elected and qualified.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE
DIRECTOR NOMINEES SPECIFIED IN PROPOSAL 1.

DIRECTORS, DIRECTOR NOMINEES AND EXECUTIVE OFFICERS

     The following biographical information is furnished with regard to the directors, the director nominees and the executive officers.

			Director	Term
Name	Age	Position	Since	Expires

Jonah Shacknai(1)	46	Chairman and Chief Executive Officer and Director	1988	2004
Arthur G. Altschul, Jr.(2)	39	Director and Director Nominee	1992	2003
Spencer Davidson (1) (2) (3)	61	Director	1999	2005
Stuart Diamond(2)	42	Director	2002	2005
Peter S. Knight, Esq.(3)	52	Director	1997	2005
Michael A. Pietrangelo(1)(3)	61	Director	1990	2004
Philip S. Schein, M.D.(2)	64	Director and Director Nominee	1990	2003
Lottie H. Shackelford(2)	62	Director	1993	2004
Richard J. Havens	53	Executive Vice President, Sales and Marketing	N/A	N/A
Mark A. Prygocki, Sr.	37	Executive Vice President, Chief Financial Officer,	N/A	N/A
Mitchell S. Wortzman, Ph.D.	53	Executive Vice President and Chief Scientific Officer	N/A	N/A

(1)	Member of the Executive Committee of the Board

(2)	Member of the Audit Committee of the Board

(3)	Member of the Stock Option and Compensation Committee of the Board

     Jonah Shacknai, founder, Chairman and Chief Executive Officer of Medicis Pharmaceutical Corporation, has an extremely well diversified corporate and public service background. From 1977 until late 1982, Mr. Shacknai served as chief aide to the House of Representatives’ committee with responsibility for health policy, and in other senior legislative positions. During his service with the House of Representatives, Mr. Shacknai drafted significant legislation affecting health care, environmental protection, science policy, and consumer protection. He was also a member of the Commission on the Federal Drug Approval Process, and the National Council on Drugs. From 1982 to 1988, as senior partner in the law firm of Royer, Shacknai, and Mehle, Mr. Shacknai represented over 30 multinational pharmaceutical and medical device concerns, as well as four major industry trade associations. Mr. Shacknai also served in an executive capacity with Key Pharmaceuticals, Inc., prior to its acquisition by Schering-Plough Corporation. In November 1999, Mr. Shacknai was selected to serve on the Listed Company Advisory Committee to the New York Stock Exchange (LCAC). The LCAC was created in 1976 by the New York Stock Exchange board to address issues that are of critical importance to the Exchange and the corporate community. In May 2002, Mr. Shacknai was honored with a Doctorate of Humane Letters by the NYCPM (affiliate of Columbia University College of Physicians & Surgeons), and in the Fall of 2001, he received the national award from the Freedoms Foundation at Valley Forge®. In January 2000, Mr. Shacknai was selected as Entrepreneurial Fellow at the Karl Eller Center of the University of Arizona. Mr. Shacknai is president and director of the Whispering Hope Ranch Foundation, a ranch centered around special needs children, and is an honorary director of Delta Society, a public service organization promoting animal-human bonds. He is also a director of the Southwest Autism Research & Resource Center and a member of the Board of Trustees of the National Public Radio Foundation. In 1997, he received the Arizona Entrepreneur of the Year award, and was one of three finalists for U.S. Entrepreneur of the Year. Mr. Shacknai has served as a member of the National Arthritis and Musculoskeletal and Skin Diseases Advisory Council of the National Institutes of Health, and on the U.S.-Israel Science and Technology Commission, both federal cabinet-appointed positions. Mr. Shacknai obtained a B.S. degree from Colgate University and a J.D. from Georgetown University Law Center.

     Arthur G. Altschul, Jr. has been a director since December 1992. He has worked in money management, investment banking and as a member of senior management of a publicly-traded health care concern. Mr. Altschul is a founder and Managing Member of Diaz & Altschul Group, LLC, a private investment advisory firm. Prior to 1992, Mr. Altschul worked in the Equity and Fixed-Income Trading Departments at Goldman, Sachs & Co., was a founding limited partner of The Maximus Fund, LP, and worked in the Equity Research Department at Morgan Stanley & Company. From 1992 to 1996, Mr. Altschul worked at SUGEN, Inc., most recently as Senior Director of Corporate Affairs. Mr. Altschul serves on the Board of Directors of General American Investors, Inc., a New York Stock Exchange-traded closed-end investment company; Delta Opportunity Fund, Ltd., an offshore investment fund which invests primarily in the healthcare industry; Medrium, Inc., a provider of automated medical billing solutions; the New York Council for Humanities; and the Overbrook Foundation. Mr. Altschul holds a B.S. from Columbia University in Computer Science.

     Spencer Davidson has been a director since January 1999. Mr. Davidson serves as President and Chief Executive Officer of General American Investors Company, Inc., a closed-end investment company listed on the New York Stock Exchange (NYSE:GAM). His background also includes a distinguished career on Wall Street with positions held at Brown Brothers Harriman; Beck, Mack & Oliver as General Partner; and Odyssey Partners, where he served as Fund Manager. Additionally, Mr. Davidson acts as the General Partner of The Hudson Partnership, a private investment partnership, and serves as Trustee for both the Innisfree Foundation, Inc. of Millbrook, New York, and the Neurosciences Research Foundation, Inc. of San Diego, California. A graduate of City College and Columbia University, Mr. Davidson holds an M.B.A., a C.F.A. and a C.I.C.

     Stuart Diamond has been a director since November 2002. He has served as Chief Financial Officer of the Americas Region of the Bates Group and of Healthworld Corporation, divisions of WPP Group plc, a London Stock Exchange-listed company, since October 2002. He previously served as Chief Financial Officer of Healthworld Corporation, a division of Cordiant Communications Group plc from March 2000 to October 2002. He served as Executive Vice President, Chief Financial Officer, Secretary and Treasurer of Healthworld Corporation, a publicly-owned pharmaceutical advertising agency, from August 1997 to March 2000. Mr. Diamond was the Vice President-Controller of the Licensing Division of Calvin Klein, Inc., an apparel company, from April 1996 to August 1997. He was the Vice President and Chief Financial Officer of Fenway Partners, Inc., a leveraged buyout firm, from April 1995 to April 1996, and the Senior Vice President and Chief Financial Officer of Medicis Pharmaceutical Corp. from 1990 to 1995.

     Peter S. Knight, Esq. has been a director since June 1997. Mr. Knight is a Managing Director of MetWest Financial, a Los Angeles-based financial services company. Mr. Knight started his career with the Antitrust Division of the Department of Justice. From 1977 to 1989, Mr. Knight served as Chief of Staff to Al Gore when Gore was a member of the U.S. House of Representatives and later the U.S. Senate. Mr. Knight served as the General Counsel of Medicis from 1989 to 1991, and then established his law practice representing numerous Fortune 500 companies as named partner in a Washington D.C. law firm. In 2000, he started Sage Venture Partners, an investment firm focusing on the technology and biotechnology sectors. Mr. Knight has held senior positions on the last four presidential campaigns, including serving as the campaign manager for the successful 1996 re-election of President Clinton. Mr. Knight currently serves as a director of Entremed and Pharmaceutical Resources, Inc. He is also a director of Schroders’ mutual fund and hedge fund family, a member of the board of Duke University’s Terry Sanford Institute of Public Policy, and a member of the Cornell University Council. He holds a B.A. degree from Cornell University and a J.D. degree from Georgetown University Law Center.

     Michael A. Pietrangelo has been a director since October 1990. Admitted to the bar in New York, Tennessee and the District of Columbia, he was an attorney with the Federal Trade Commission and later for Pfizer, Inc., from 1967 to 1972. Mr. Pietrangelo then joined Schering-Plough Corporation in Memphis, Tennessee in 1972, first as Legal Director and as Associate General Counsel. During that time, he was also appointed Visiting Professor of Law by the University of Tennessee and University of Mississippi School of Pharmacy. In 1980, Mr. Pietrangelo left corporate law and focused on consumer products management, serving in a variety of executive positions at Schering-Plough Corporation prior to being named President of the Personal Care Products Group in 1985. In 1989, he was asked to join Western Publishing Group as President and Chief Operating Officer. From 1990 to 1994, Mr. Pietrangelo was the President and Chief Executive Officer of CLEO, Inc., a Memphis-based subsidiary of Gibson Greetings, Inc., a manufacturer of specialized paper products. In 1994, he accepted a position as President of Johnson Products Company, a subsidiary of IVAX Corporation. He served in that capacity until February 1998, when he returned to the practice of law with Pietrangelo Cook PLC, based in Memphis, Tennessee.

     Philip S. Schein, M.D. has been a director since October 1990. Dr. Schein was the Founder, Chairman and Chief Executive Officer of U.S. Bioscience, Inc., a publicly-held pharmaceutical company involved in the development and marketing of chemotherapeutic agents, from 1987 to 1998. His prior appointments included Scientific Director of the Vincent T. Lombardi Cancer Research Center at Georgetown University; Vice President for Worldwide Clinical Research and Development, SmithKline and French Labs; and Senior Investigator and Head of the Clinical Pharmacology Section at the National Cancer Institute. He has served as President of the American Society of Clinical Oncology and has chaired the Food and Drug Administration Oncology Drugs Advisory Committee. Dr. Schein was appointed to the National Cancer Advisory Board by President Clinton. Presently, he serves as President (USA), International Network for Cancer Treatment and Research; Adjunct Professor in Medicine, Brown University; Visiting Professor in Cancer Pharmacology, Oxford University; and as President of The Schein Group, a consulting service to the pharmaceutical industry. Dr. Schein also serves on the board of directors of Targent Pharmaceuticals, Inc., a private specialty pharmaceutical company focused on the development and marketing of chemotherapeutic agents.

     Lottie H. Shackelford has been a director since July 1993. Ms. Shackelford has been Executive Vice President of Global USA, Inc., a government relations firm, since April 1994, and has been Vice Chair of the Democratic National Committee since February 1989. Ms. Shackelford was Executive Vice President of U.S. Strategies, Inc., a government relations firm, from April 1993 to April 1994. She was also Co-Director of Intergovernmental Affairs for the Clinton/Gore presidential transition team between November 1992 and March 1993; Deputy Campaign Manager of Clinton for President from February 1992 to November 1992; and Executive Director, Arkansas Regional Minority Purchasing Council, from February 1982 to January 1992. In addition, Ms. Shackelford has served in various local government positions, including Mayor of Little Rock, Arkansas. She also is a former director of Philander Smith College, the Chapman Funds in Baltimore, Maryland, and the Overseas Private Investment Corporation.

     Richard J. Havens has served as Executive Vice President, Sales & Marketing since January 2001, and as Senior Vice President, Sales and Marketing for the Company from January 1999 to 2001. From 1982 to 1998, he was a senior marketing executive for Aventis (formerly Rhone-Poulenc Rorer Company), most recently in its dermatological division, Dermik Laboratories. Mr. Havens also held various sales positions with Warner-Lambert Company from 1974 to 1981. He is a member of the Dermatology Foundation Leaders Society, an affiliate member of the North American Clinical Dermatologic Society Inc. and an adjunct member of the American Academy of Dermatology Association. Mr. Havens also serves on the Parents Advisory Board of Bucknell University in Lewisburg, Pennsylvania.

     Mark A. Prygocki, Sr. has served as Chief Financial Officer, Corporate Secretary and Treasurer since May 1995. In January 2001, Mr. Prygocki was also appointed as Executive Vice President. From October 1991 to May 1995, he served as Controller for Medicis. Prior to his employment at Medicis, Mr. Prygocki was employed by Salomon Smith Barney, Inc., an investment banking firm, and spent several years in the audit department of Ernst & Young LLP. Mr. Prygocki is a member of the Financial Executive Institute and is certified by the Arizona State Board of Accountancy and the New York Society of CPAs. Mr. Prygocki serves on the Boards of Whispering Hope Ranch Foundation and Visions of Hope, Inc., non-profit organizations that conduct programs for children with special medical needs.

     Mitchell S. Wortzman, Ph.D. has served as Executive Vice President and Chief Scientific Officer since July 2003, and as Executive Vice President, Research & Development from January 2001 to July 2003. Dr. Wortzman served as Senior Vice President, Research and Development for Medicis from August 1997 to 2001. From 1980 to 1997, Dr. Wortzman was employed at Neutrogena Corporation, most recently serving as President of the Dermatologics Division since 1989.

Committees and Meetings

     The Board of Directors has a Stock Option and Compensation Committee, an Audit Committee and an Executive Committee.

     The Stock Option and Compensation Committee administers our stock option plans and oversees the compensation of our officers. Messrs. Spencer Davidson (Chairman), Peter S. Knight and Michael A. Pietrangelo were the members of the Stock Option and Compensation Committee in fiscal 2003. The Stock Option and Compensation Committee met once in fiscal 2003.

     The Audit Committee, among other things: hires and replaces independent auditors as appropriate; evaluates performance of, independence of, and pre-approves the non-audit services provided by independent auditors; discusses with management and the independent auditors the quality of Medicis’ accounting principles and financial reporting; and oversees the internal auditing functions and controls. Our Audit Committee charter, which was amended during 2003 as a result of the Sarbanes-Oxley Act of 2002 and new rules and regulations issued by the Securities and Exchange Commission and proposed by the New York Stock Exchange, is attached to this proxy statement as Exhibit B. Mr. Stuart Diamond (Chairman), Mr. Spencer Davidson, Mr. Arthur G. Altschul, Jr., Dr. Philip S. Schein and Ms. Lottie Shackelford were the members of the Audit Committee in fiscal 2003. The Audit Committee met five times in fiscal 2003.

     The Executive Committee, which did not meet in fiscal 2003, exercises the rights, powers and authority of the Board of Directors between board meetings. Messrs. Jonah Shacknai, Spencer Davidson and Michael A. Pietrangelo were the members of the Executive Committee.

     Medicis does not have a Nominating Committee; the entire Board of Directors considers nominations to serve as a member of the board.

     The Board of Directors held three meetings in fiscal 2003. Each director attended 100% of the combined total of (i) all board meetings and (ii) all meetings of committees of the board of which the director was a member. The Board of Directors allocates time at each Board meeting to meet without management present.

Director Compensation

     Non-employee directors are paid $1,000 plus reasonable expenses for each board and committee meeting attended, excluding telephonic meetings. They also participate in our stock option plans, under which they received an automatic annual stock option grant of 10,500 shares of Class A common stock on September 30, 2002. The options are granted at the fair market value of Class A common stock on the last business day of September and are exercisable on the one-year anniversary of the date of the grant. Each option grant has a term of ten years. Employee directors do not receive compensation for service as a member of the Board of Directors.

PROPOSAL 2: APPROVAL OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

     The Board of Directors has approved and has determined to ask the shareholders to approve an Amended and Restated Certificate of Incorporation that increases the number of authorized shares of Class A common stock from 50,000,000 shares to 150,000,000 shares. The proposed Amended and Restated Certificate of Incorporation, which is attached to this proxy statement as Exhibit A, does not differ in any other material manner from the current Certificate of Incorporation, as previously amended from time to time. On the record date, there were issued and outstanding 31,395,187 shares of Class A common stock. Including shares reserved for issuance related to our Stock Option Plans and our Contingent Convertible Senior Notes, there are approximately 42 million shares issued and outstanding and reserved for issuance as of the record date.

     The Board believes that it is advisable and in the best interests of the Company and of its shareholders to amend and restate the Certificate of Incorporation of the Company to increase the authorized shares of Class A common stock in order that a sufficient number of additional shares of Class A common stock are available for acquisitions, stock dividends, future financing transactions, stock issuances pursuant to employee benefit plans and other appropriate corporate opportunities and purposes. No such transactions or issuances are presently planned. Having additional shares available for issuance in the future would give the Company greater flexibility and allow shares of common stock to be issued without the expense and delay associated with a special stockholders meeting. The Board would establish the terms on which the newly-authorized shares could be issued, and no further shareholder vote or other shareholder action would be required under applicable state laws to issue any of the additional authorized shares. In certain instances, particularly in connection with share issuances to directors and executive officers, New York Stock Exchange rules may require shareholder approval of future share issuances. Authorized shares could be issued at such prices, and under such circumstances as would have a dilutive effect on the equity ownership of the present shareholders.

     For the reasons stated above, the Board believes it is in the best interests of the Company to approve the Amended and Restated Certificate of Incorporation.

Vote Required

     The proposal to approve the Amended and Restated Certificate of Incorporation requires the affirmative vote of a majority of the voting power of the outstanding capital stock.

Board Recommendation

     THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 2 TO ADOPT THE PROPOSED AMENDED AND RESTATED CERTIFICATE OF INCORPORATION.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has reappointed Ernst & Young LLP, independent auditors, to audit the accounts of Medicis and its subsidiaries for the fiscal year ending June 30, 2004. We have been advised by Ernst & Young LLP that no member of that firm, to the best of its knowledge and belief, has any direct or any material indirect financial interest in Medicis or its subsidiaries, and that, during the past three fiscal years, no member of the firm has had any connection with Medicis or its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee.

Vote Required

     The proposal to ratify the appointment of Ernst & Young LLP as our independent auditors requires an affirmative vote of a majority of the voting power of the capital stock present at the meeting in person or represented by proxy. Notwithstanding ratification of the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending June 30, 2004, the Audit Committee may select other independent auditors for such year without any vote of the shareholders. If the shareholders do not ratify the appointment, the matter of the appointment of independent auditors will be considered by the Board of Directors and the Audit Committee.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 3 TO RATIFY THE
APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.

Audit and Non-audit Fees

     Fees for the last annual audit were $195,000 and all other fees were $955,000, including audit-related services of $126,000 and non-audit services of $829,000. Audit-related services generally include fees for pension and statutory audits, business development opportunities, accounting consultations and review of Securities and Exchange Commission (“SEC”) registration statements. Non-audit services generally include fees for tax preparation, tax consultations and non-accounting consultations. Medicis did not engage Ernst & Young LLP to provide any information technology services during the fiscal year ended June 30, 2003. A representative of Ernst & Young LLP is expected to be present at the annual meeting and will have an opportunity to make a statement should he or she desire to do so, and is expected to be available to respond to appropriate questions.

     The Audit Committee has determined that the provision of non-audit services by Ernst & Young LLP is compatible with maintaining Ernst & Young LLP’s independence. In accordance with its charter, the Audit Committee approves in advance all audit and non-audit services to be provided by Ernst & Young LLP. In other cases, the Chairman of the Audit Committee has the delegated authority from the Committee to pre-approve certain additional services, and such pre-approvals are communicated to the full Committee at its next meeting. During fiscal year 2003, all services were pre-approved by the Audit Committee in accordance with this policy.

AUDIT COMMITTEE REPORT*

     In accordance with its written charter adopted by the Board of Directors, the Audit Committee is responsible for the oversight of the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee Charter is attached as Exhibit B to this proxy statement. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgment and the clarity of disclosures in the financial statements.

     The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board, and considered the compatibility of non-audit services with the auditors’ independence.

     The Committee held five meetings during fiscal year 2003. The Committee discussed with the Company’s independent auditors the overall scope and plans for their audits. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. Management has reviewed the audited financial statements for the fiscal year ended June 30, 2003 with the Committee, including a discussion of the quality and acceptability of the financial reporting, the reasonableness of significant accounting judgments and estimates, and the clarity of disclosures in the financial statements. In connection with this review and discussion, the Committee asked a number of follow-up questions of management and the independent auditors to help give the Audit Committee comfort in connection with its review.

     In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended June 30, 2003 for filing with the SEC. The Committee has also engaged Ernst & Young LLP as the Company’s independent auditors.

September 29, 2003	Audit Committee Stuart Diamond, Chairman Arthur G. Altschul, Jr. Spencer Davidson Philip S. Schein, M.D.

*	The Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filing under the Securities Exchange Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Medicis shall specifically incorporate it by reference into such filing.

EXECUTIVE COMPENSATION

     This table shows the annual compensation and long-term compensation awards for each of the three most recent fiscal years for Medicis’ chief executive officer and the other executive officers whose salary and bonus exceeded $100,000 during the fiscal year ended June 30, 2003.

Summary Compensation Table

					Long-Term Compensation Awards

		Annual Compensation		Other Annual	Restricted Stock	Number of LTIP
Name and Position	Year	Salary ($)	Bonus ($)	Compensation ($)	Award ($)(2)	Options (1)

Jonah Shacknai	2003	715,000	630,000	—	—	140,000
Chairman of the Board and	2002	687,000	600,000	—	468,700	140,000
Chief Executive Officer	2001	660,000	550,000	—	—	200,000
Richard J. Havens	2003	245,000	330,000	—	—	31,500
Executive Vice President,	2002	235,000	310,000	—	468,700	31,500
Sales and Marketing	2001	225,000	255,000	—	—	45,000
Mark A. Prygocki, Sr.
Executive Vice President,
Chief Financial Officer,	2003	296,000	340,000	—	—	42,000
Corporate Secretary and	2002	285,000	338,000	—	468,700	42,000
Treasurer	2001	275,000	255,000	—	—	60,000
Mitchell S. Wortzman, Ph.D.	2003	282,000	210,000	—	—	31,500
Executive Vice President,	2002	271,000	200,000	—	468,700	31,500
Chief Scientific Officer	2001	260,000	180,000	—	—	45,000

(1)	Fiscal 2003 options were granted in July 2002; fiscal 2002 options were granted in July 2001; fiscal 2001 options were granted in July 2000.

(2)	At the end of fiscal 2003, Mr. Shacknai, Mr. Havens, Mr. Prygocki and Mr. Wortzman each held 10,000 shares of restricted stock awards having a value of $567,000, based on the market closing price of Medicis Class A common stock of $56.70 on June 30, 2003. Restricted stock awards have no value to the recipient until the restrictions are released, which begins in fiscal 2005. See discussion on the Company’s Senior Executive Restricted Stock Plan in “Executive Employment Agreements and Other Relationships.”

     Medicis has no defined benefit or defined contribution retirement plans other than the Medicis Pharmaceutical Corporation 401(k) Employee Savings Plan established under Section 401(k) of the Internal Revenue Code of 1986, as amended. Contributions to the 401(k) plan are voluntary and all employees are eligible to participate. The 401(k) plan permits Medicis to match employee contributions, and the Company began making matching contributions in April 2002, at 50% of the first 3% of gross pay that each employee contributes to the plan.

STOCK OPTIONS

     Medicis’ stock option plans provide for the grant of stock options to key employees and key consultants. Options may be either incentive stock options or non-qualified stock options. The plans are administered by the Stock Option and Compensation Committee appointed by the Board of Directors. This table sets forth certain information for our last fiscal year with respect to options to purchase shares of Class A common stock granted to Medicis’ chief executive officer and our other named executive officers pursuant to the stock option plans.

Options Granted in the Last Fiscal Year

		Percentage of
		Total Options	Exercise		Potential Realized Value at Assumed
		Granted to	or Base		Annual Rates of Stock Price
	Number of Options	Employees in	Price	Expiration		Appreciation
Name	Granted (1)	Fiscal Year	($/sh)	Date		for Option Term (2)

					0% ($)	5% ($)	10% ($)

Jonah Shacknai	140,000	8.2%	$36.66	7/11/12	—	3,227,739	8,179,724
Richard J. Havens	31,500	1.8%	$36.66	7/11/12	—	726,241	1,840,438
Mark A. Prygocki, Sr.	42,000	2.5%	$36.66	7/11/12	—	968,322	2,453,917
Mitchell S Wortzman, Ph.D.	31,500	1.8%	$36.66	7/11/12	—	726,241	1,840,438

(1)	Of Mr. Shacknai’s options noted above, 46,667 vested on July 11, 2003; 46,667 vest on July 11, 2004; and 46,666 vest on July 11, 2005. Of Mr. Haven’s options noted above, 3,150 vested on July 11, 2003; 3,150 vest on July 11, 2004; 6,300 vest on July 11, 2005; 9,450 vest on July 11, 2006; and 9,450 vest on July 11, 2007. Of Mr. Prygocki’s options noted above, 4,199 vested on July 11, 2003; 4,200 vest on July 11, 2004; 8,400 vest on July 11, 2005; 12,600 vest on July 11, 2006; and 12,601 vest on July 11, 2007. Of Dr. Wortzman’s options noted above, 3,150 vested on July 11, 2003; 3,150 vest on July 11, 2004; 6,300 vest on July 11, 2005; 9,450 vest on July 11, 2006; and 9,450 vest on July 11, 2007.

(2)	The potential realizable value portion of the table illustrates amounts that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded annual rates of stock price appreciation over the scheduled life of the options. This table does not take into account provisions of certain options providing for termination of the option following termination of employment, nontransferability or vesting schedules. The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the SEC and are not intended to forecast possible future appreciation, if any, of our stock price. The column indicating 0% appreciation is included to reflect the fact that a zero percent gain in stock price appreciation from the market price of the Class A common stock on the date of grant will result in zero dollars for the optionee. No gain to the optionees is possible without an increase in stock price, which will benefit all shareholders commensurately. Dollar amounts shown are not discounted to present value.

     During the last fiscal year, 331 employees and seven non-employee directors were granted options to purchase an aggregate of 1,703,850 shares of Class A common stock under Medicis’ stock option plans.

     This table shows all stock options exercised by the named executives during the fiscal year ended June 30, 2003, and the number and value of options they held at fiscal year end. The number of shares acquired on exercise does not necessarily represent the underlying shares sold.

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

	Number of Shares				Value of Unexercised
	Acquired on	Value	Number of Unexercised		In-the-Money Options
Name	Exercise	Realized	Options at Fiscal Year End		at Fiscal Year End(1)

			Exercisable	Unexercisable	Exercisable	Unexercisable

Jonah Shacknai	4,545	$117,579	520,665	300,001	$12,059,486	$3,163,601
Richard J. Havens	26,400	558,690	21,150	106,650	34,920	1,317,456
Mark A. Prygocki, Sr.	—	—	59,700	150,301	1,058,925	2,177,688
Mitchell S Wortzman, Ph.D.	54,000	1,091,880	21,150	113,851	34,920	1,670,253

(1) Value of unexercised in-the-money options is calculated based on the market value of the underlying shares, minus the exercise price, and assumes the sale of all the underlying shares on June 30, 2003, at a price of $56.70, which was the closing price of the Class A common stock on the New York Stock Exchange on that date.

Equity Compensation Plan Information

     The following table provides information as of June 30, 2003 about compensation plans under which shares of our common stock may be issued to employees, consultants or members of our Board of Directors upon exercise of options, warrants or rights under all of our existing equity compensation plans. Our existing equity compensation plans include our 1998, 1996, 1995 and 1992 Stock Option Plans, in which all of our employees and directors are eligible to participate, and our 2002 Stock Option Plan, in which our employees are eligible to participate but our directors and officers may not participate.

	(a)	(b)
	Number of Securities to be	Weighted-Average Exercise	(c)
	Issued Upon Exercise of	Price of Outstanding	Number of Securities Remaining Available for
	Outstanding Options, Warrants	Options, Warrants and	Future Issuance Under Equity Compensation Plans
Plan Category	and Rights	Rights	(Excluding Securities Reflected in Column (a))

Equity compensation plans approved by shareholders(1)	5,021,796	$43.25	1,204,224
Equity compensation plans not approved by shareholders(2)	1,369,000	$38.43	1,631,000

All plans	6,390,796	$42.22	2,835,224

(1)	The plans included in this row are the 1998, 1996, 1995 and 1992 Stock Option Plans.

(2)	The plan included in this row is the 2002 Stock Option Plan.

STOCK OPTION AND COMPENSATION COMMITTEE REPORT*

     The Stock Option and Compensation Committee is responsible for the oversight of the compensation of our executive officers and administration of our stock option plans. Our executive officers’ compensation is composed of salary, stock options and cash bonuses. Jonah Shacknai, our chairman and chief executive officer, recommends to the Committee the annual salary and any cash bonus for each executive officer other than himself. In the case of an increase in salary or bonus to an executive officer, Mr. Shacknai makes a recommendation to this Committee to approve the increase. Mr. Shacknai and the Committee apply the largely subjective and non-quantitative criteria discussed below in evaluating compensation and have not assigned any particular numerical weight to these factors. The salary of an executive officer is determined by the significance of the position to our company, individual experience, talents and expertise, tenure with our company, cumulative contribution to our company’s success, individual performance as it relates to effort and achievement of progress toward particular objectives for the executive officer and to Medicis’ immediate and long-term goals, and information gathered as to comparable companies in the same industry as Medicis. Due to Medicis’ phase of growth and development, in addition to its goal of increasing profitability, other elements of performance that are used in structuring executive compensation levels are increases in revenues, new product introductions, progress in research and development, raising new capital if necessary, strategic alliances, customer service values, cost-effective operation and the personal commitment to Medicis’ ideals and mission. This Committee believes the compensation of our executive officers is generally in the middle section of the range of compensation data obtained when we gathered data as to comparable companies. However, this belief should be considered in light of the facts that the elements of compensation of such comparable companies are not necessarily directly comparable to those of our company. Although we do not have a formal bonus plan for executive officers, from time to time we award cash bonuses to certain executive officers after fiscal year end. The amount awarded to a particular executive officer is based upon Medicis’ overall performance as described above, individual performance, the particular executive officer’s base salary level, and overall equity and fairness.

     We grant stock options to our executive officers to link the interests and risks of our executive officers with those of our shareholders. The executive officers’ granted options receive value as the price of our stock increases. We generally grant stock options to the executive officers after the close of the fiscal year. We base our decisions on Medicis’ performance and the individual’s performance as discussed above, base salary and bonus levels, the amount of prior option grants and length of service.

     For fiscal 2003, Jonah Shacknai, chairman of the board and chief executive officer, received an annual salary of $715,000, was paid a bonus of $630,000, and was granted options to purchase 140,000 shares of Class A common stock in fiscal 2003 (at an exercise price of $36.66 per share, which was the fair market value of Medicis shares on the date the options were granted). We made these decisions based upon a subjective analysis of his contributions to Medicis’ improved performance in the most recent fiscal year, and the above noted criteria. The committee did not assign any particular numerical weight to any of these matters.

September 29, 2003	Stock Option and Compensation Committee
Spencer Davidson, Chairman Peter S. Knight, Esq. Michael A. Pietrangelo

*	The Stock Option and Compensation Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filing under the Securities Exchange Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Medicis shall specifically incorporate it by reference into such filing.

Stock Price Performance

     This graph shows a comparison of the cumulative total shareholder return for Medicis common stock, the New York Stock Exchange (U.S. Companies) Total Return Index and the NYSE Pharmaceutical Stocks Total Return Index for the period commencing June 30, 1998 through June 30, 2003. The index used is the Center for Research in Security Prices (“CRSP”) Index. Medicis began trading on the New York Stock Exchange on September 24, 1998, under the ticker symbol MRX. The NYSE Total Return Index comprises all domestic common shares traded on the NYSE. The NYSE Pharmaceutical Stocks Total Return Index represents all companies classified under the Standard Industrial Classification Code for pharmaceuticals.

Comparison of Five-Year Cumulative Total Returns
Performance Graph (1)
$400
$300
$200
$100
$0
6/30/1998
6/30/1999
6/30/2000
6/29/2001
6/28/2002
6/30/2003
233.2
116.8
100.6
233.2 - Medicis Pharmaceutical Corp.
116.8 - CRSP Index for NYSE Pharmaceuticals Stocks
100.6 - CRSP Index for NYSE Stock Market (US Companies)

(1)	The lines represent monthly index levels derived from compounded daily returns that include reinvestment of all dividends. The indexes are reweighted daily, using the market capitalization on the previous trading day. If the end of the monthly interval, based upon the fiscal year end, is not a trading day, the preceding trading day is used. The index level for all series was set to $100.0 on June 30, 1998.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of our company. A copy of each report is furnished to Medicis.

     SEC rules require Medicis to identify anyone who filed a required report late during the most recent fiscal year. Based solely on a review of reports furnished to Medicis and written representations that no other reports were required, we believe that during the year ended June 30, 2003, all Section 16(a) filing requirements were met.

PRINCIPAL SHAREHOLDERS AND SHAREHOLDINGS OF MANAGEMENT

     This table shows ownership of Medicis stock on October 8, 2003 by (i) each person known to Medicis to own beneficially five percent (5%) or more of Medicis’ capital stock, (ii) each director, director nominee and executive officer, and (iii) all directors, director nominees and executive officers as a group:

	Shares Beneficially Owned

	Class A	Class B	Percentage of	Percentage of
	Common	Common	Outstanding	Voting
Name(1)	Stock	Stock	Capital Stock	Power

Jonah Shacknai(2)	714,189	379,016	3.9%	14.5%
Arthur G. Altschul, Jr.(3)	36,000	—	*	*
Spencer Davidson(4)	36,000	—	*	*
Stuart Diamond(5)	8,750	—	*	*
Peter S. Knight, Esq.(6)	49,437	—	*	*
Michael A. Pietrangelo(7)	98,788	—	*	*
Philip S. Schein, M.D.(8)	36,000	—	*	*
Lottie H. Shackelford(9)	72,832	—	*	*
Richard J. Havens(10)	43,050	—	*	*
Mark A. Prygocki, Sr.(11)	109,987	—	*	*
Mitchell S. Wortzman, Ph.D.(12)	64,451	—	*	*
All executive officers and directors (including nominees) as a group (11 persons)(13)	1,269,484	379,016	5.8%	16.0%
AIM Management Group, Inc.	2,604,036	—	9.6%	8.6%
11 Greenway Plaza Suite 100 Houston, TX 77046(14)
Capital Research & Management Co.	1,925,900	—	7.1%	6.3%
333 South Hope St. Los Angeles, CA 90071(15)

*	Less than 1%.

(1)	The address of each beneficial owner is c/o Medicis Pharmaceutical Corporation, 8125 North Hayden Road, Scottsdale, Arizona 85258-2463, unless otherwise indicated.

(2)	Includes 680,667 shares of Class A common stock subject to options granted pursuant to stock option plans which were exercisable as of October 8, 2003, or which become exercisable within 60 days thereafter (December 7, 2003).

(3)	Includes 36,000 shares of Class A common stock subject to options granted pursuant to stock option plans which were exercisable as of October 8, 2003, or which become exercisable within 60 days thereafter (December 7, 2003).

(4)	Includes 36,000 shares of Class A common stock subject to options granted pursuant to stock option plans which were exercisable as of October 8, 2003, or which become exercisable within 60 days thereafter (December 7, 2003).

(5)	Includes 8,750 shares of Class A common stock subject to options granted pursuant to stock option plans which were exercisable as of October 8, 2003, or which become exercisable within 60 days thereafter (December 7, 2003).

(6)	Includes 47,250 shares of Class A common stock subject to options granted pursuant to stock option plans which were exercisable as of October 8, 2003, or which become exercisable within 60 days thereafter (December 7, 2003).

(7)	Includes 71,732 shares of Class A common stock subject to options granted pursuant to stock option plans which were exercisable as of October 8, 2003, or which become exercisable within 60 days thereafter (December 7, 2003).

(8)	Includes 36,000 shares of Class A common stock subject to options granted pursuant to stock option plans which were exercisable as of October 8, 2003, or which become exercisable within 60 days thereafter (December 7, 2003).

(9)	Includes 71,732 shares of Class A common stock subject to options granted pursuant to stock option plans which were exercisable as of October 8, 2003, or which become exercisable within 60 days thereafter (December 7, 2003).

(10)	Includes 43,050 shares of Class A common stock subject to options granted pursuant to stock option plans which were exercisable as of October 8, 2003, or which become exercisable within 60 days thereafter (December 7, 2003).

(11)	Includes 102,600 shares of Class A common stock subject to options granted pursuant to stock option plans which were exercisable as of October 8, 2003, or which become exercisable within 60 days thereafter (December 7, 2003).

(12)	Includes 54,451 shares of Class A common stock subject to options granted pursuant to stock option plans which were exercisable as of October 8, 2003, or which become exercisable within 60 days thereafter (December 7, 2003).

(13)	Includes an aggregate of 1,188,232 shares of Class A common stock subject to options granted pursuant to stock option plans which were exercisable as of October 8, 2003, or which become exercisable within 60 days thereafter (December 7, 2003) held by eleven executive officers, directors and director nominees.

(14)	In a filing with the SEC on Schedule 13G, dated July 31, 2003, AIM Management Group, Inc., on behalf of itself and its wholly-owned subsidiaries, AIM Advisors, Inc. and AIM Capital Management, Inc., reported sole dispositive power of 2,604,036 shares of common stock and sole voting power of 2,604,036 shares of common stock. The foregoing information is based solely on a review of the referenced Schedule 13G.

(15)	In a filing with the SEC on Schedule 13G, dated December 31, 2002, Capital Research and Management Company reported sole dispositive power of 1,925,900 shares of common stock. The foregoing information is based solely on a review of the referenced Schedule 13G.

EXECUTIVE EMPLOYMENT AGREEMENTS AND OTHER RELATIONSHIPS

Executive Retention Plan

     On March 2, 1999, the Board of Directors authorized and adopted the Medicis Pharmaceutical Corporation Executive Retention Plan, effective on April 1, 1999. The purpose of the retention plan is to facilitate the exercise of best judgment and improve the recruitment and retention of key employees by Medicis. Pursuant to the retention plan, certain key employees will receive a “Benefit Allowance” upon an “Involuntary Termination” other than for “Good Cause” in connection with a “Change in Control,” as each term is defined in the retention plan. Upon a Change in Control, persons who report directly to the chief executive officer and such others as may be designated by the chief executive officer receive a Benefit Allowance of two times salary and bonus, and insurance and retirement benefit payments for two years, and certain other key employees designated by the chief executive officer receive a Benefit Allowance of one times salary and bonus, and insurance and retirement benefit payments for one year.

Senior Executive Restricted Stock Plan

     On July 24, 2001, the Company granted 55,000 restricted shares of its Class A common stock under the Company’s 2001 Senior Executive Restricted Stock Plan. The shares begin vesting on the third anniversary of the grant date, and become fully vested on the fifth anniversary of the grant date. Under terms of the grants, holders of the restricted shares can exercise all rights of a shareholder, but cannot transfer, sell, pledge, hypothecate or assign any of the restricted shares until they have vested. Any restricted shares not vested at the time of voluntary termination or termination for cause shall be forfeited to the Company. In November 2002, 10,000 shares were reacquired by the Company due to an executive’s departure. The executive returned to the Company in March 2003, and the Company granted the executive 10,000 new restricted shares of Class A common stock in March 2003, with five year vesting as described above.

Compensation Committee Interlocks and Insider Participation

     During the fiscal year ended June 30, 2003, the stock option and compensation committee of the Board of Directors consisted of Spencer Davidson (Chairman), Peter S. Knight and Michael A. Pietrangelo, all of whom are non-employee directors. No member of the compensation committee has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

Employment Agreement

     In July 1996, Medicis entered into an employment agreement with Mr. Shacknai, effective July 1, 1996, to continue to serve as chairman and chief executive officer. The agreement was amended in February 2001, renewing the agreement for a five-year period commencing on July 1, 2001 and expiring on June 30, 2006. The agreement automatically renews for successive periods of five years, unless either party gives timely notice of an intention not to renew. Mr. Shacknai also may terminate the employment agreement prior to the end of the term. Under the agreement, Mr. Shacknai agreed that, during his employment, and for a period of one year following termination for reasons other than a change in ownership or control of Medicis, he will not engage in, consult with or be employed by any Competing Business (as defined in the employment agreement). The agreement contains customary non-solicitation provisions and provides for the transfer to Medicis of any intellectual property relating to its business.

     Under the agreement, Mr. Shacknai receives an annual base salary of $400,000, effective July 1996, plus certain benefits and an annual grant of options to purchase shares of common stock representing a minimum specified percentage of the fully diluted capitalization of Medicis. He is also eligible for annual cash bonuses and increases in his base compensation.

     The agreement provides that, if Mr. Shacknai’s employment is terminated as a result of a change in control, Medicis will pay him a lump sum amount equal to four times the sum of (i) his base salary at the highest rate in effect during the preceding 12 months and (ii) the average annual bonus, if any, paid during the preceding three years. If Mr. Shacknai’s employment is terminated without cause or by his Resignation for Good Reason (as defined in the agreement), Medicis will pay him a lump sum equal to the sum of (i) the amount he would have collected in salary for the unexpired term of the agreement, were he paid at the highest salary rate in effect for the 12 months preceding his termination, and (ii) his average annual bonus for the preceding three years multiplied by the number of years remaining in the agreement. In no event, however, will Mr. Shacknai’s severance payment for termination without cause be less than twice the sum of (i) his highest effective salary and (ii) the average annual bonus for the preceding three years, plus 1/24 of such lump sum for each full year of Mr. Shacknai’s service with Medicis. If Mr. Shacknai’s employment is terminated by his death, the agreement provides that Medicis will continue to pay his salary, at the then-current rate, to his estate for 12 months. If Mr. Shacknai is terminated pursuant to his Disability (as defined in the agreement), Medicis will pay him 100% of his base salary for 12 months, and 50% of that base salary for the remainder of the term of the agreement, but in no event for less than an additional 12 months of his base salary. Finally, the agreement provides that, if it is not renewed by Medicis for at least three years after its initial expiration, Medicis must pay Mr. Shacknai a lump sum equal to twice the sum of (i) his annual base salary at the highest rate in effect during his last 12 months of employment and (ii) the annual average of bonus payments made to him over the preceding three years, plus 1/24 of such lump sum for each full year of Mr. Shacknai’s service with Medicis.

     Upon the termination of Mr. Shacknai’s employment, all options previously granted to him will automatically vest and will remain exercisable for their full term. After termination, Mr. Shacknai will also receive the employee benefits he was eligible to participate in for four years, unless the agreement is not renewed, in which event he will receive those benefits for two years. Under certain circumstances, the agreement may require Medicis to make payments that would constitute excess parachute payments under the Internal Revenue Code of 1986, as amended. If Medicis makes excess parachute payments to Mr. Shacknai, those payments would not be deductible by Medicis for tax purposes, and Mr. Shacknai would be required to pay an excise tax.

     Medicis currently has no employment agreements with other employees.

OTHER MATTERS

Shareholder Proposals

     Any shareholder proposal that is intended to be presented at the 2004 annual meeting and included in Medicis’ proxy statement relating to that meeting, must be received at our principal offices no later than June 7, 2004.

     In order for a shareholder to bring other business before our 2004 annual shareholders meeting, timely notice must be received by us at our principal offices between the dates of June 23, 2004 and July 23, 2004. This notice must include a description of the proposed business, the reasons for this proposed business, and other specified matters. These requirements are separate from and in addition to the requirements a shareholder must meet to have a proposal included in our proxy statement. The time limit also applies in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority.

     The address of our principal offices is 8125 North Hayden Road, Scottsdale, Arizona 85258-2463.

Voting Rights and Revocability of Proxies

     A majority of the outstanding shares of capital stock on the record date will constitute a quorum for the annual meeting. Shares may be represented at the meeting in person or by proxy.

     Votes will be tabulated by the inspector of election appointed for the meeting. The inspector of election will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Under Medicis’ bylaws and Delaware law: (1) shares represented by proxies that reflect abstentions or broker non-votes will be counted as shares that are present for purposes of determining the presence of a quorum; (2) there is no cumulative voting, and the three director nominees receiving the highest number of votes are elected and, accordingly, abstentions, broker non-votes and withholding of authority to vote will not affect the election of directors; (3) proxies that reflect abstentions as to a particular proposal will be treated as voted for purposes of determining the approval of that proposal and will have the same effect as a vote against that proposal; and (4) proxies that reflect broker non-votes will be treated as unvoted and will not be counted for or against a proposal.

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. A proxy may be revoked by sending to the Corporate Secretary, at 8125 North Hayden Road, Scottsdale, Arizona 85258-2463, a written notice of revocation or a duly executed proxy bearing a later date, or a proxy may be revoked by attending the annual meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Annual Report and Annual Report on Form 10-K

     Medicis’ annual report for fiscal 2003 and Medicis’ annual report on Form 10-K for fiscal 2003 is being mailed to shareholders together with this proxy statement.

Other Matters

     The Board of Directors does not know of any other matters that are to be presented for action at the annual meeting. If any other matters come before the meeting, the persons named in the enclosed proxy will have the discretionary authority to vote all proxies received with regard to those matters in accordance with their best judgment.

MEDICIS PHARMACEUTICAL CORPORATION

/s/ Mark A. Prygocki, Sr.

Mark A. Prygocki, Sr. Executive Vice President, Chief Financial Officer, Corporate Secretary and Treasurer

October __, 2003

SHAREHOLDERS ARE URGED TO DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN
THE ENCLOSED ENVELOPE.

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
MEDICIS PHARMACEUTICAL CORPORATION

Medicis Pharmaceutical Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”) does hereby certify:

1.     That the name of the corporation is Medicis Pharmaceutical Corporation.

2.     That the Corporation filed its original Certificate of Incorporation with the Secretary of the State of Delaware on July 27, 1988.

3.     That the Certificate of Incorporation has been previously amended, as follows:

a. A Certificate of Amendment of the Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 3, 1988.

b. A Certificate of Amendment of the Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 20, 1989.

c. A Certificate of Amendment of the Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on January 12, 1990.

d. A Certificate of Amendment of the Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on January 29, 1992.

e. A Certificate of Amendment of the Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 15, 1992.

f. A Certificate of Amendment of the Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 23, 1995.

g. A Certificate of Amendment of the Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 25, 1996.

4.     That, at a meeting of the Board of Directors held on September 18, 2003, this Restated Certificate of Incorporation was duly approved for submission to the Corporation’s shareholders for their approval.

5.     That, at a meeting of the shareholders of the Corporation on November 19, 2003, this Restated Certificate of Incorporation was duly adopted and approved by the Corporation’s shareholders.

6.     That this Restated Certificate of Incorporation was adopted in accordance with Section 245 of the General Corporation Law of the State of Delaware.

7.     That the Certificate of Incorporation of the Corporation, as hereby restated, is as follows:

ARTICLE I

The name of the corporation is Medicis Pharmaceutical Corporation (the “Corporation”).

ARTICLE II

The address of the registered agent of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware, and the Corporation shall have all powers necessary to engage in such acts or activities, including, but not limited to, the powers enumerated in the General Corporation Law of Delaware or any amendment thereto.

ARTICLE IV

SECTION 1. AUTHORIZED SHARES.

The total number of Shares of all classes that the Corporation is authorized to issue is 156,000,000, consisting of 150,000,000 shares of Class A Common Stock, par value $.014 per share (“Class A Common Stock”); 1,000,000 shares of Class B Common Stock, par value $.014 per share (“Class B Common Stock”); and 5,000,000 Preferred Stock, par value $.01 per share (“Preferred Stock”).

SECTION 2. CLASS A COMMON STOCK AND CLASS B COMMON STOCK.

(A)  General. The designations, preferences, limitations and relative rights of the Class A Common Stock and the Class B Common Stock shall be in all respects identical, except as stated in this Certificate of Incorporation or as otherwise required by law.

(B)  Voting Rights.

(1) At each meeting of stockholders of the Corporation and upon each proposal presented at such meeting, every holder of Class A Common Stock shall be entitled to one vote in person or by proxy for each share of Class A Common Stock standing in his or her name on the stock transfer records of the Corporation, and every holder of Class B Common Stock shall be entitled to ten votes in person or by proxy for each share of Class B Common Stock standing in his or her name on the stock transfer records of the Corporation.

(2) Except as provided in this Paragraph (B) or Paragraph (G) of this Section 2 or as may be otherwise required by law, the holders of Class A Common Stock and Class B Common Stock shall vote together as a single class with respect to all matters.

(3) Except as may be otherwise required by law or stated in any Preferred Stock Designation (as defined in Section 3 of this Article IV), the holders of Class A Common Stock and Class B Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, each holder of the Class A Common Stock and Class B Common Stock being entitled to vote as provided in this Paragraph (B) of this Section 2.

(C)  Dividends and Distributions. Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of this Certificate of Incorporation, as it may be amended from time to time, holders of Class A Common Stock and Class B Common Stock shall be entitled to receive such dividends and other distributions in cash, in property or in shares of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor; provided, however, that no cash, property or share dividend or distribution may be declared or paid on the outstanding shares of either the Class A Common Stock or the Class B Common Stock unless an identical per share dividend or distribution is simultaneously declared and paid on the outstanding shares of the other such class of common stock; provided, further, however, that a dividend of shares may be declared and paid in Class A Common Stock to holders of Class A Common Stock and in Class B Common Stock to holders of Class B Common Stock if the number of shares paid per share to holders of Class A Common Stock and to holders of Class B Common Stock shall be the same. If the Corporation shall in any manner subdivide, combine or reclassify the outstanding shares of Class A Common Stock or Class B Common Stock, the outstanding shares of the other such class shall be subdivided, combined or reclassified proportionally in the same manner and on the same basis as the outstanding shares of Class A Common Stock or Class B Common Stock, as the case may be, have been subdivided, combined or reclassified. A dividend in shares of Class A Common Stock may be paid to the holders of shares of any other class of the Corporation.

(D)  Limited Issuances of Class B Common Stock. Unless and until the Certificate of Incorporation is amended to permit other issuances of the Class B Common Stock, the Corporation shall not issue additional shares of Class B

Common Stock other than the (i) 125,322 shares of Class B Common Stock authorized and outstanding as of the date of this Certificate of Incorporation; and (ii) the 62,660 shares of Class B Common Stock reserved for issuance upon the automatic conversion of the Corporation’s Series B Automatically Convertible Preferred Stock; except for shares of Class B Common Stock issued to holders of outstanding shares of Class B Common Stock in connection with stock splits, stock dividends, recapitalizations, subdivisions and other similar distributions. All authorized but unissued shares of Class B Common Stock (including treasury shares created upon the conversion of Class B Common Stock to Class A Common Stock or otherwise) are specifically reserved for issuance in such instances.

(E)  Liquidation Rights. Upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, and after the holders, if any, of the Preferred Stock of each series shall have been paid in full the amounts to which they respectively shall be entitled, or a sum sufficient for such payment in full shall have been set aside, the remaining net assets of the Corporation shall be distributed pro rata on a share for share basis to the holders of the Class A Common Stock and Class B Common Stock, to the exclusion of the holders of the Preferred Stock.

(F)  No Conversion of Class A Common Stock. The shares of Class A Common Stock are not convertible into or exchangeable for shares of Class B Common Stock or any other shares or securities of the Corporation.

(G)  Conversion of Class B Common Stock.

(1) Optional Conversion. Each record holder of Class B Common Stock is entitled, at any time or from time to time, to convert any or all of the shares of such holder’s Class B Common Stock into shares of Class A Common Stock at the ratio of one share of Class A Common Stock for each share of Class B Common Stock.

(2) Optional Conversion Procedures.

(a) Each conversion of shares pursuant to Paragraph (G)(1) of this Section 2 hereof shall be effected by the surrender of the certificate or certificates representing the shares to be converted at the principal office of the Corporation at any time during normal business hours, together with a written notice by the holder stating the number of shares that such holder desires to convert. Such conversion shall be deemed to have been effected as of the close of business on the date on which such certificate or certificates have been surrendered, and at such time, the rights of any such holder with respect to the converted shares of such holder will cease and the person or persons in whose name or names the certificate or certificates for shares are to be issued upon such conversion will be deemed to have become the holder or holders of record of such shares represented thereby.

(b) Promptly after such surrender, the Corporation will issue and deliver in accordance with the surrendering holder’s instructions the certificate or certificates for the Class A Common Stock issuable upon such conversion and a certificate representing any Class B Common Stock which was represented by the certificate or certificates delivered to the Corporation in connection with such conversion, but which was not converted.

(3) Automatic Conversion. Each share of Class B Common Stock will convert automatically into one share of Class A Common Stock upon the sale or any other transfer thereof (including, without limitation, conveyance into a trust and transfer by the operation of any will or the laws of descent and distribution), except upon a sale or any other transfer to a person who immediately prior to such sale or transfer is a holder of a share or shares of Class B Common Stock.

(4) Mandatory Conversion. In addition to the foregoing optional right of conversion, in the event that the Board of Directors of the Corporation duly adopts a resolution providing therefor and subject to the approval of the holders of a majority of the then-outstanding shares of Class B Common Stock voting together as a single class at a meeting of the stockholders or at a meeting of the holders of the Class B Common Stock called for such purpose (or by written consent in lieu of a stockholders meeting, to the extent permitted by the applicable law of the State of Delaware), all outstanding shares of Class B Common Stock shall be converted, at the time specified in the resolutions so adopted by the Board of Directors of the Corporation and the holders of the then-outstanding Class B Common Stock, respectively, or, if no time is specified, upon the approval of the holders of a majority of the then-outstanding Class B Common Stock, into shares of Class A Common Stock at the ratio of one share of Class A Common Stock for each share of Class B Common Stock. Following conversion of the Class B Common Stock into Class A Common Stock pursuant to this Paragraph (G)(3), each certificate representing Class B Common Stock shall for all purposes represent an equal number of shares of Class A Common Stock, provided that any certificate representing Class B Common Stock may be surrendered at the principal office of the Corporation together with a written request that the Corporation issue a certificate or certificates for the Class A Common Stock issuable upon such conversion and the Corporation shall thereupon issue such new certificate or certificates in accordance with such written request.

(5) Issuance Costs. The issuance of certificates upon conversion of shares pursuant hereto will be made without charge to the holder or holders of such shares for any issuance tax (except stock transfer tax) in respect thereof or other costs incurred by the Corporation in connection therewith.

(6) Reservation of Shares. Solely for the purpose of issuance upon conversion of such shares as herein provided, the Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock such number of shares of Class A Common Stock as are then issuable upon the conversion of all outstanding shares of Class B Common Stock.

SECTION 3. PREFERRED STOCK.

(A)  The Board of Directors of the Corporation is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (hereinafter referred to as a “Preferred Stock Designation”) to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.

(B)  Series A Junior Participating Preferred Stock. Pursuant to the authority granted to and vested in the Board of Directors under Section 3(A) of this Certificate of Incorporation, there has been created as of August 17, 1995, a series of preferred stock, par value $.01 per share, denominated Series A Junior Participating Preferred Stock, in such number, and with such rights, preferences, privileges and limitations as are set forth in the Certificate of Designation attached hereto and incorporated herein as Exhibit “A”.

(C)  Series B Automatically Convertible Preferred Stock. Pursuant to the authority granted to and vested in the Board of Directors under Section 3(A) of this Certificate of Incorporation, there has been created as of July 22, 1996, a series of preferred stock, par value $.01 per share, denominated Series B Automatically Convertible Preferred Stock, consisting of 62,660 shares and with the following relative rights, preferences, privileges and limitations:

Section 1. The relative rights, preferences, privileges and limitations of Series B Preferred Stock shall be identical in all respects to that of the Corporation’s Class B Common Stock and shall in no way vary from the rights, preferences, privileges or limitations of the Class B Common Stock, except that each share of Series B Preferred Stock shall be automatically (and without any further action by or on behalf of the Corporation or the holder thereof) converted into one (1) share of Class B Common Stock immediately upon approval by the Corporation’s shareholders of an amendment to the Corporation’s Certificate of Incorporation increasing the number of authorized shares of Class B Common Stock by a number equal to or greater than the number of outstanding and issued shares of Series B Preferred Stock.

Section 2. Shares of Series B Preferred Stock shall be convertible into Class A Common Stock on the same terms and conditions (including automatic conversion upon transfer) applicable to the conversion of Class B Common Stock into Class A Common Stock.

SECTION 4. ISSUANCES OF CLASS A COMMON STOCK, CLASS B COMMON STOCK AND PREFERRED STOCK.

Subject to the provisions of the laws of the State of Delaware, the Corporation may issue its Class A Common Stock, Class B Common Stock and Preferred Stock from time to time for such consideration (not less than the par value thereof) as may be fixed by the Board of Directors, which is expressly authorized to fix the same in its discretion, Shares so issued for which the consideration has been paid or delivered to the Corporation shall be deemed to be fully paid stock and shall not be liable for any further call or assessment thereon, and the holders of such shares shall not be liable for any further payments in respect to such shares.

ARTICLE V

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director has derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this Article V by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE VI

SECTION 1. RIGHT TO INDEMNIFICATION.

Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “Proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a officer or employee of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or (if serving for another corporation at the request of the Corporation) agent or in any other capacity while serving as a director, officer, employee or (if serving for another corporation at the request of the Corporation) agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) against all expense, liability and loss (including attorneys fees, judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or (if serving for another corporation at the request of the Corporation) agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in Section 2 hereof with respect to Proceedings seeking to enforce rights to indemnification, the Corporation shall indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section 1 shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such Proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or Officer (and not in any other capacity in which service was, or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a Proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article VI or otherwise.

SECTION 2. PAYMENT OF INDEMNIFICATION.

If a claim under Section 1 of this Article VI is not paid in full by the Corporation within 90 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall also be entitled to be paid the expenses of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

SECTION 3. INDEMNIFICATION NOT EXCLUSIVE.

The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Article VI shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, By-law, agreement, vote of stockholders or disinterested directors or otherwise.

SECTION 4. INSURANCE.

The Corporation may maintain insurance, at its expense to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

ARTICLE VII

The name and mailing address of the Incorporator are: Jonah Shacknai, c/o The Corporation Trust Company, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.

ARTICLE VIII

The business and affairs of the Corporation shall be managed by the Board of Directors, and the directors need not be elected by ballot unless required by the By-laws of the Corporation. The directors of the Corporation shall be divided into three classes, the number of directors fixed by the By-laws of the Corporation being divided equally so far as possible among the three classes; provided, however, in no event shall the number of directors be less than three. The term of office of one class of the directors elected at the 1995 annual meeting of stockholders shall expire at the next succeeding annual meeting of stockholders, the term of office of one class of the directors elected at the 1995 annual meeting of stockholders shall expire at the second succeeding annual meeting of stockholders and the term of office of one class of the directors elected at the 1995 annual meeting of stockholders shall expire at the third succeeding annual meeting of stockholders, and at each annual meeting of stockholders after the 1995 annual meeting of stockholders, the directors to be elected at such annual meeting shall be elected for a full term of three years to succeed those whose terms then expire. In case of any change in the number of directors, the increase or decrease shall be apportioned among the several classes as nearly equally as is possible and any additional director resulting from an increase shall be elected, and any director elected to fill a vacancy in the Board in each case resulting from the death, disability, resignation or removal of a director shall be elected for a term of office which shall be the same as the term office of the other directors of the class of directors of which such director is a member. In no case shall a decrease in the number of directors shorten the term of office of any incumbent director. Except as otherwise required by law, any vacancy on the Board of Directors that results from an increase in the number of directors shall be filled only by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring in the Board of Directors shall be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation applicable thereto, such directors so elected shall not be divided into classes pursuant to Article IX and the number of such directors shall not be counted in determining the maximum number of directors permitted under the foregoing provision of Article IX, in each case unless expressly provided by such terms.

Any director elected by the stockholders or by the Board of Directors to fill a vacancy may be removed only for cause by the affirmative vote of the holders of a majority of all the shares of stock of the Corporation outstanding and entitled to vote for the election of directors, given at a duly called annual or special meeting of stockholders.

ARTICLE IX

The Board of Directors is expressly authorized to adopt, amend or repeal the By-laws of the Corporation.

ARTICLE X

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation and caused it to be attested by its Secretary on this 19th day of November, 2003.

Jonah Shacknai
Chairman and Chief Executive Officer

ATTEST:

Mark A. Prygocki, Sr.
Executive Vice President, Chief Financial Officer, Corporate Secretary and Treasurer

Exhibit B

MEDICIS PHARMACEUTICAL CORPORATION

Audit Committee Charter

(As revised and approved by the Board of Directors on April 28, 2003)

The Audit Committee of the Board of Directors of Medicis Pharmaceutical Corporation (the “Audit Committee”, the “Board”, and “Medicis” or the “Company”, respectively) was established by the action of the Board as permitted by the By-laws of the Company. This Charter (the “Charter”) is intended to supplement the By-law provisions and to specify in more detail the membership and responsibilities of the Audit Committee, as outlined below:

Organization

This Charter governs the operations of the Audit Committee. The Audit Committee will review the Charter annually and will recommend any proposed changes to the Board for approval. The Audit Committee shall be appointed by the Board and shall comprise at least three Directors, each of whom shall meet the independence and financial literacy requirements of the Listed Company Manual of the New York Stock Exchange (“NYSE Rules”) and of the Sarbanes-Oxley Act of 2002 (the “Act”). Independence means that members of the Audit Committee shall be free of any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment. Financial literacy means that all Audit Committee members will have experience or education in business or financial matters sufficient to provide him or her with a working familiarity with basic finance and accounting matters. In addition, the Audit Committee shall have at least one member with accounting or financial management expertise which results in the individual’s qualification as a “financial expert” pursuant to the Act.

Unless the Board has previously designated the chair for the Audit Committee, members of the Audit Committee may designate a chair by majority vote.

Statement of Purpose

The Audit Committee will assist the Board in overseeing and monitoring the Company’s financial reporting process. While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles (“GAAP”). The accuracy of the financial statements is the responsibility of management. The conduct of an audit in accordance with auditing standards generally accepted in the United States is the responsibility of the Company’s independent auditor. The Board recognizes that the Audit Committee will rely on the advice and information it receives from the Company’s management and outside auditors. The Board does, however, expect the Audit Committee to exercise independent judgment in assessing the quality of the Company’s financial reporting process, its internal controls and the independence and performance of the Company’s internal and external auditors. In doing so, the Board expects that the Audit Committee will maintain free and open communication with the other Directors, the Company’s independent auditor, and the financial management of the Company.

The Audit Committee shall have the sole authority to approve all audit engagement fees and terms (including the authority to retain and terminate the Company’s independent auditor).

Meetings

The Audit Committee shall meet (either in person or by telephone) at least four times annually, or more frequently if circumstances dictate. One or more of these meetings shall include separate executive sessions with the Company’s Chief Financial Officer and with the independent auditor. Unless circumstances dictate otherwise, the meetings should occur quarterly in conjunction with a review of the Company’s quarterly and annual financial results.

Duties and Responsibilities

The duties and responsibilities of the Audit Committee shall include the following:

1.     Have a clear understanding with management and the Company’s independent auditor that the independent auditor is ultimately accountable to the Audit Committee and to the Board, as a representative of the Company’s shareholders.

2.     Receive the written disclosures and letter from the Company’s independent auditor required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and required by the NYSE Rules and the Act, and discuss with the independent auditor any issues required to be discussed regarding its independence.

3.     Review the independent auditor’s report required by the Act, describing (i) all critical accounting policies and practices to be used; (ii) all alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and (iii) other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

4.     Interview and retain the Company’s independent accountant, considering the accounting firm’s independence and effectiveness and approve the engagement fees and other compensation to be paid to the independent accountant.

5.     Annually evaluate the qualifications and prior performance of the Company’s current independent auditor, including the review of the lead partner of the independent auditor.

6.     Review the compensation of the independent auditor.

7.     Review with the independent auditor any problems or difficulties the auditor may have encountered during the annual audit, including any restrictions placed on the scope of the audit, difficulties obtaining required information, significant areas of disagreement with management, areas where the planned scope of the audit was changed because of concerns or difficulties, significant audit adjustments, and any other matters required to be discussed by Statement of Auditing Standards No. 61.

8.     Review the Company’s Annual Report on Form 10-K and the financial statements contained therein with the Company’s management and independent auditor, including the Company’s disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Discuss any significant financial judgments made in connection with the preparation of the Company’s financial statements. Conduct discussions with management of the Company to ascertain that the financial statements proposed to be included in the Company’s Annual Report contain no material misstatements, and receive assurances from the independent auditor that, in the course of its audit, the auditor learned of no material misstatement. If deemed appropriate, after consideration of the discussions, reviews and assurances, recommend to the Board that financial statements be included in the Annual Report on Form 10-K.

9.     Consider and review with management and with the independent auditor any material off-balance sheet transactions, arrangements, obligations (including contingent obligations) and other relationships of the Company with unsolicited entities or other persons that may have a material current or future effect on Company’s financial condition, results of operations, liquidity, capital expenditures, capital resources or significant components of revenues or expenses.

10.     Review and approve all related party transactions that exceed $60,000.00 in total value and would need to be disclosed in the Company’s periodic reports.

11. Review the Company’s Quarterly Reports on Form 10-Q and the financial statements contained therein with management. Conduct discussions with management to ascertain that the financial statements included in the Company’s reports do not contain any material misstatements, and receive assurances that the auditors learned of no material misstatements in the course of their review of such financial statements.

12.     Review and discuss with management and with the independent auditor any material correcting adjustments that have been identified by the independent auditor in accordance with GAAP and the Securities and Exchange Commission’s (“SEC”) rules and regulations.

13.     Pursuant to the Act, review quarterly with the Chief Executive Officer and the Chief Financial Officer (i) any significant deficiencies in the design or operation of the Company’s internal controls which could adversely affect the Company’s ability to record, process, summarize and/or report financial data, and (ii) any fraud, whether or not material, involving management or other employees who have a significant role in the Company’s internal controls.

14.     Discuss press releases regarding financial results, as well as financial information and earnings guidance provided to analysts and rating agencies.

15.     Discuss at least annually with the Company’s independent auditor the overall scope and plans for the audit and the adequacy and effectiveness of the Company’s internal controls. Periodically assess actions management has taken or progress it has made in addressing issues raised by the independent auditor. Review with management and with the independent auditor the internal control assessment and report to be included in the Company’s Annual Report on Form 10-K pursuant to the Act.

16.     Discuss at least annually with the Company’s chief legal officer any legal matters that may have a material impact on the Company’s financial statements and any material reports or material inquiries received from regulators or government agencies.

17.     Establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submissions by Company employees of concerns regarding questionable accounting or auditing matters.

18.     Authorize and oversee investigations deemed appropriate into matters within the Audit Committee’s scope of responsibility, with the power to retain independent counsel, accountants and other advisors and experts to assist the Audit Committee if deemed appropriate by the Audit Committee.

19.     Review and approve in advance the retention of the independent auditor for any non-audit service that is not prohibited by the Act; provided, however, that (a) permitted non-audit services that account for less than $50,000 and are related to (i) mergers, acquisitions or similar transactions or (ii) the preparation of periodic reports shall be deemed to be pre-approved, and (b) as permitted by Section 202 of the Act, such pre-approval is waived and shall not be required with respect to non-audit services (i) that account, in the aggregate, for less than 5% of the of the total fees paid by the Company to its independent auditor during the fiscal year in which such non-audit services are provided; (ii) that the Company did not recognize as “non-audit” services at the time of the engagement; and (iii) that are promptly brought to the attention of, and approved by, the Audit Committee before the completion of the audit (and such approval may be given by the Audit Committee or any member of the Audit Committee). The Audit Committee may delegate to any one of its members the authority to grant pre-approval of any permitted non-audit services that account for between $50,000 and $100,000 (and except as otherwise provided in a resolution of the Audit Committee adopted hereafter, the Audit Committee shall be deemed to have delegated such authority, such that any one member of the Audit Committee shall have the authority to grant pre-approval of any permitted non-audit services within such dollar limits). The pre-approval of any non-audit services pursuant to delegated authority or deemed approval shall be reported to the full Audit Committee at its next scheduled meeting. Approval of non-audit services to be performed by the independent auditor pursuant to this section 19 will be disclosed by the Company as required pursuant to Section 202 of the Act in the applicable reports filed with the SEC.

20.     Prior to the Company hiring employees of the independent auditor who were engaged on the Company’s account, recommend to the Board guidelines for the Company’s hiring of such employees of the independent auditor, bearing in mind the NYSE Rules and the Act regarding auditor conflicts of interest.

21.     Assist the Board in the development and review of a code of ethics for the Company’s employees that complies with the NYSE Rules and the Act.

22.     Review and reassess this Charter on an annual basis and make recommendations to the Board concerning any changes deemed appropriate.

23.     Report actions of the Audit Committee to the Board with such recommendations as the Audit Committee deems appropriate.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR 2003 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON NOVEMBER 19, 2003

     The undersigned hereby constitutes and appoints Jonah Shacknai and Mark A. Prygocki, Sr., and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2003 Annual Meeting of Shareholders of MEDICIS PHARMACEUTICAL CORPORATION (“Medicis”), to be held on November 19, 2003, and at any adjournment or postponement thereof. This proxy, when properly executed and returned in a timely manner, will be voted at this annual meeting and any adjournment or postponement thereof in the manner described herein. If no contrary indication is made, the proxy will be voted FOR Proposal 1, the election of the director nominees named herein; FOR Proposal 2, approval of an Amended and Restated Certificate of Incorporation that increases the number of authorized shares of Class A common stock from 50,000,000 shares to 150,000,000 shares; and FOR Proposal 3, ratification of appointment of independent auditors, and as to all other matters which may come before the meeting in accordance with the judgment of the persons named as proxies herein.

     PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued, and to be signed and dated, on reverse side.)

The undersigned hereby directs this proxy to be voted as follows:

PLEASE MARK YOUR VOTES IN THE FOLLOWING MANNER, USING DARK INK ONLY: ☒

		FOR ALL	WITHHOLD
		NOMINEES	ALL
		(except as written to	NOMINEES
the contrary below)
Proposal 1:	Election of Directors	☐	☐
Nominees:	Arthur G. Altschul, Jr.; Philip S. Schein, M.D.

FOR, except vote withheld from the following nominee(s):

	FOR	AGAINST	ABSTAIN
Proposal 2: to approve an Amended and Restated Certificate of Incorporation that increases the number of authorized shares of Class A common stock from 50,000,000 shares to 150,000,000 shares	☐	☐	☐

	FOR	AGAINST	ABSTAIN
Proposal 3: to ratify the appointment of Ernst & Young LLP as independent auditors	☐	☐	☐

At the proxies’ discretion on any other matters which may properly come before the meeting or any adjournment or postponement thereof

     Dated: _______ , 2003.

     Signature(s): ______________________________

     This proxy should be dated, signed by the shareholder(s) exactly as his or her name appears herein, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate; if shares are held by joint tenants or as community property, both shareholders should sign.